TBS INTERNATIONAL PLC & SUBSIDIARIES                EXHIBIT 10.12

Date 7 January 2010

TBS INTERNATIONAL PUBLIC LIMITED COMPANY
as Guarantor

- and -

THE ROYAL BANK OF SCOTLAND plc
as Security Trustee

________________________________________________

GUARANTEE
________________________________________________

relating to a Loan Agreement
dated 29 March 2007 as amended from time to time

THIS GUARANTEE is made on 7 January 2010

BETWEEN

(1)
TBS INTERNATIONAL PUBLIC LIMITED COMPANY, a company incorporated in Ireland with registration number 476578 whose registered office at Arthur Cox Building, Earlsfort Centre, Earlsfort Terrace, Dublin 2, Ireland (the “Guarantor”); and

(2)
THE ROYAL BANK OF SCOTLAND plc, a company incorporated in Scotland, acting through its office at Level 5, 135 Bishopsgate, London EC2M 3UR (the “Security Trustee”, which expression includes its successors and assigns).

BACKGROUND

(A)
By a loan agreement dated 29 March 2007 as amended and supplemented by a supplemental letter agreement dated 26 March 2008, a supplemental agreement dated 27 March 2009, a side letter dated 27 May 2009 and a side letter dated 3 September 2009 and made between (i) Argyle Maritime Corp., Caton Maritime Corp., Dorchester Maritime Corp., Longwoods Maritime Corp., McHenry Maritime Corp. and Sunswyck Maritime Corp. as joint and several Borrowers, (ii) the Lenders, (iii) the Agent, (iv) the Security Trustee, (v) the Mandated Lead Arranger, (vi) the Bookrunner and (vii) the Swap Bank, it was agreed that the Lenders would make available to the Borrowers a term loan facility of up to US$150,000,000.

(B)	By a supplemental agreement dated 7 January 2010 made between the same parties to the Loan Agreement and the Corporate Guarantor, the Loan Agreement was further amended (the “Supplemental Agreement”).

(C)
By a master agreement dated 29 March 2007 and made between (i) the Borrowers and (ii) the Swap Bank, the Swap Bank has agreed to hedge the Borrowers’ exposure under the Loan Agreement to interest rate fluctuations.

(D)	The execution and delivery to the Security Trustee of this Guarantee is one of the conditions to the continuing availability of the term loan facility under the said Loan Agreement.

IT IS AGREED as follows:

1	INTERPRETATION

1.1	Defined expressions. Words and expressions defined in the Loan Agreement shall have the same meanings when used in this Guarantee unless the context otherwise requires.

1.2	Construction of certain terms. In this Guarantee:

“bankruptcy”  includes a liquidation, receivership or administration and any form of suspension of payments, arrangement with creditors or reorganisation under any corporate or insolvency law of any country;

“Loan Agreement” means the loan agreement referred to in Recital (A) as amended by the Supplemental Agreement and includes any existing or future amendments or supplements, whether made with the Guarantor's consent or otherwise;

“Master Agreement” means the master agreement referred to in Recital (B) (including all Transactions from time to time entered into and Confirmations from time to time exchanged under such master agreement).

1.3	Application of construction and interpretation provisions of Loan Agreement. Clauses 1.2 and 1.5 of the Loan Agreement apply, with any necessary modifications, to this Guarantee.

2	GUARANTEE

2.1	Guarantee and indemnity. The Guarantor unconditionally and irrevocably:

(a)
guarantees the due payment of all amounts payable by the Borrowers under or in connection with the Loan Agreement and every other Finance Document and any Designated Transaction under the Master Agreement;

(b)	undertakes to pay to the Security Trustee, on the Security Trustee's demand, any such amount which is not paid by the Borrowers or any of them when due and payable; and

(c)
fully indemnifies the Security Trustee on its demand in respect of all claims, expenses, liabilities and losses which are made or brought against or incurred by the Security Trustee as a result of or in connection with any obligation or liability guaranteed by the Guarantor being or becoming unenforceable, invalid, void or illegal; and the amount recoverable under this indemnity shall be equal to the amount which the Security Trustee would otherwise have been entitled to recover.

2.2	No limit on number of demands. The Security Trustee may serve more than one demand under Clause 2.1.

3	LIABILITY AS PRINCIPAL AND INDEPENDENT DEBTOR

3.1
Principal and independent debtor.  The Guarantor shall be liable under this Guarantee as a principal and independent debtor and accordingly it shall not have, as regards this Guarantee, any of the rights or defences of a surety.

3.2	Waiver of rights and defences. Without limiting the generality of Clause 3.1, the Guarantor shall neither be discharged by, nor have any claim against any Creditor Party in respect of:

(a)	any amendment or supplement being made to the Finance Documents;

(b)	any arrangement or concession (including a rescheduling or acceptance of partial payments) relating to, or affecting, the Finance Documents;

(c)	any release or loss (even though negligent) of any right or Security Interest created by the Finance Documents;

(d)
any failure (even though negligent) promptly or properly to exercise or enforce any such right or Security Interest, including a failure to realise for its full market value an asset covered by such a Security Interest; or

(e)	any other Finance Document or any Security Interest now being or later becoming void, unenforceable, illegal or invalid or otherwise defective for any reason, including a neglect to register it.

4	EXPENSES

4.1
Costs of preservation of rights, enforcement etc.  The Guarantor shall pay to the Security Trustee on its demand the amount of all expenses incurred by the Security Trustee or any other Creditor Party in connection with any matter arising out of this Guarantee, including any advice, claim or proceedings relating to this Guarantee.

4.2
Fees and expenses payable under Loan Agreement.  Clause 4.1 is without prejudice to the Guarantor's liabilities in respect of the Borrowers’ obligations under clause 20 of the Loan Agreement (fees and expenses) and under similar provisions of other Finance Documents.

5	ADJUSTMENT OF TRANSACTIONS

5.1
Reinstatement of obligation to pay.  The Guarantor shall pay to the Security Trustee on its demand any amount which any Creditor Party is required, or agrees, to pay pursuant to any claim by, or settlement with, a trustee in bankruptcy of a Borrower or of another Security Party (or similar person) on the ground that the Loan Agreement or the Master Agreement, or a payment by a Borrower or of another Security Party, was invalid or on any similar ground.

6	PAYMENTS

6.1	Method of payments. Any amount due under this Guarantee shall be paid:

(a)	in immediately available funds;

(b)	to such account as the Security Trustee may from time to time notify to the Guarantor;

(c)	without any form of set-off, cross-claim or condition; and

(d)	free and clear of any tax deduction except a tax deduction which the Guarantor is required by law to make.

6.2
Grossing-up for taxes.  If the Guarantor is required by law to make a tax deduction, the amount due to the Security Trustee shall be increased by the amount necessary to ensure that the Security Trustee and (if the payment is not due to the Security Trustee for its own account) the Creditor Party beneficially interested in the payment receives and retains a net amount which, after the tax deduction, is equal to the full amount that it would otherwise have received.

6.3
Tax Credit.  The provisions of Clause 22.4 of the Loan Agreement shall apply to this Guarantee and in relation to any increased payment made by the Guarantor under Clause 6.2 as if the same were set out in full herein with the necessary changes.

7	INTEREST

7.1
Accrual of interest.  Any amount due under this Guarantee shall carry interest after the second Business Day following the date on which the Security Trustee demands payment of it until it is actually paid, unless interest on that same amount also accrues under the Loan Agreement (or as the case may be) the Master Agreement.

7.2	Calculation of interest. Interest under this Guarantee shall be calculated and accrue in the same way as interest under clause 7 of the Loan Agreement.

7.3
Guarantee extends to interest payable under Loan Agreement and Master Agreement.  For the avoidance of doubt, it is confirmed that this Guarantee covers all interest payable under the Loan Agreement and the Master Agreement, including that payable under clause 7 of the Loan Agreement and Section 2(e) of the Master Agreement.

8	SUBORDINATION

8.1
Subordination of rights of Guarantor.  All rights which the Guarantor at any time has (whether in respect of this Guarantee or any other transaction) against any Borrower, any other Security Party or their respective assets shall be fully subordinated to the rights of the Creditor Parties under the Finance Documents and in particular, the Guarantor shall not:

(a)
claim, or in a bankruptcy of a Borrower or any other Security Party prove for, any amount payable to the Guarantor by a Borrower or any other Security Party, whether in respect of this Guarantee or any other transaction;

(b)	take or enforce any Security Interest for any such amount;

(c)	claim to set-off any such amount against any amount payable by the Guarantor to a Borrower or any other Security Party; or

(d)	claim any subrogation or other right in respect of any Finance Document or any sum received or recovered by any Creditor Party under a Finance Document.

9	ENFORCEMENT

9.1
No requirement to commence proceedings against Borrowers.  Neither the Security Trustee nor any other Creditor Party will need to commence any proceedings under, or enforce any Security Interest created by, the Loan Agreement or any other Finance Document before claiming or commencing proceedings under this Guarantee.

9.2	Conclusive evidence of certain matters. However, as against the Guarantor:

(a)	any judgment or order of a court in England or the Marshall Islands in connection with the Loan Agreement and/or the Master Agreement; and

(b)	any statement or admission of a Borrower in connection with the Loan Agreement and/or the Master Agreement,

shall be binding and conclusive as to all matters of fact and law to which it relates.

9.3
Suspense account.  The Security Trustee and any Creditor Party may, for the purpose of claiming or proving in a bankruptcy of any Borrower or any other Security Party, place any sum received or recovered under or by virtue of this Guarantee on a separate suspense or other interest bearing nominal account without applying it in satisfaction of the Borrowers’ obligations under the Loan Agreement or, as the case may be, the Master Agreement.

10	REPRESENTATIONS AND WARRANTIES

10.1	General. The Guarantor represents and warrants to the Security Trustee as follows.

10.2	Status. The Guarantor is duly incorporated and validly existing under the laws of Ireland.

10.3	Corporate power. The Guarantor has the corporate capacity, and has taken all corporate action and obtained all consents necessary for it:

(a)	to execute this Guarantee; and

(b)	to make all the payments contemplated by, and to comply with, this Guarantee.

10.4
Consents in force.  All the consents referred to in Clause 10.3 remain in force and nothing to the best of the Guarantor’s knowledge and belief has occurred which makes any of them liable to revocation.

10.5
Legal validity.  This Guarantee constitutes the Guarantor's legal, valid and binding obligations enforceable against the Guarantor in accordance with its terms subject to any relevant insolvency laws affecting creditors' rights generally and subject to any qualification as to matters of law which are specifically referred to in any legal opinion delivered to the Agent pursuant to the Supplemental Agreement.

10.6	No conflicts. The execution by the Guarantor of this Guarantee and its compliance with this Guarantee will not involve or lead to a contravention of:

(a)	any law or regulation in force at the date of the Guarantee; or

(b)	the constitutional documents of the Guarantor; or

(c)	any contractual or other obligation or restriction which is binding on the Guarantor or any of its assets.

10.7
No withholding taxes.  No tax is imposed in any jurisdiction in which the Guarantor is ordinarily resident for tax by way of withholding or deduction or otherwise on any payment to be under this Agreement.

10.8	No default. To the knowledge of the Guarantor, no Event of Default or Potential Event of Default has occurred and is continuing.

10.9
Information.  All information which has been provided in writing by or on behalf of the Guarantor to the Security Trustee or any other Creditor Party in connection with any Finance Document was to the best of the Guarantor’s knowledge and belief true and not misleading as at the time it was given; all audited and unaudited accounts which have been so provided satisfied the requirements of Clause 11.4; and there has been no material adverse change in the financial position or state of affairs of the Guarantor from that disclosed in the latest of those accounts.

10.10
No litigation.  No legal or administrative action involving the Guarantor has been commenced or taken or, to the Guarantor's knowledge, is likely to be commenced or taken which, in either case, would be likely to have a material adverse effect on the Guarantor's financial position or profitability.

11	UNDERTAKINGS

11.1
General.  The Guarantor undertakes with the Security Trustee to comply with the following provisions of this Clause 11 at all times during the Security Period, except as the Agent may, with the authority of the Majority Lenders, otherwise permit.

11.2
Information provided to be accurate.  All financial and other information which is provided in writing by or on behalf of the Guarantor under or in connection with this Guarantee will, to the best of the Guarantor’s knowledge and belief, be true and not misleading and will not omit any material fact or consideration which if disclosed would reasonably be expected to adversely affect the decision of a person considering whether to enter into the Supplemental Agreement.

11.3	Provision of financial statements. The Guarantor will send to the Security Trustee:

(a)	as soon as possible, but in no event later than 120 days after the end of each financial year of the Guarantor, the annual audited accounts of the Guarantor and its consolidated subsidiaries;

(b)
as soon as possible, but in no event later than 30 days after the end of each quarter in each financial year of the Guarantor the unaudited consolidated accounts of the Guarantor and its consolidated subsidiaries which are certified as to their correctness by its chief financial officer; and

(c)
together with the accounts specified in paragraph (b) above, a compliance certificate in the form set out in Schedule 9 of the Loan Agreement executed by the chief financial officer of the Guarantor confirming the Financial Covenants set out in Schedule 8 of the Loan Agreement have been complied with during each financial quarter.

11.4	Form of financial statements. All accounts (audited and unaudited) delivered under Clause 11.3 will:

(a)	be prepared in accordance with all applicable laws and generally accepted accounting principles of the U.S.A. consistently applied;

(b)	give a true and fair view of the financial condition of the Guarantor and its subsidiaries at the date of those accounts and of their profit for the period to which those accounts relate; and

(c)	fully disclose or provide for all significant liabilities of the Guarantor and its subsidiaries.

11.5
Shareholder and creditor notices.  The Guarantor will send the Security Trustee, at the same time as they are despatched, copies of all communications which are despatched to the Guarantor's shareholders or creditors or any class of them.

11.6	Consents. The Guarantor will maintain in force and promptly obtain or renew, and will promptly send certified copies to the Security Trustee of, all consents required:

(a)	for the Guarantor to perform its obligations under this Guarantee;

(b)	for the validity or enforceability of this Guarantee;

and the Guarantor will comply with the terms of all such consents.

11.7	Further Assurance. The Guarantor will:

(a)	at its own cost, do all that it reasonably can to ensure that this Guarantee creates the obligations which it purports to create; and

(b)
without limiting the generality of paragraph (a) above, at its own cost, promptly register, file, record or enrol this Guarantee with any applicable court or authority, pay any applicable stamp, registration or similar tax in respect of this Guarantee, give any notice or take any other step which in the reasonable opinion of the Majority Lenders, is or has become necessary or desirable for this Guarantee to be valid, enforceable or admissible in evidence.

11.8
Notification of litigation.  The Guarantor will provide the Security Trustee with details of any legal or administrative action involving the Guarantor promptly upon becoming aware of the same where such legal or administrative action might, if adversely determined, have a material adverse effect on the ability of the Guarantor to perform its obligations under this Guarantee.

11.9	Notification of default. The Guarantor will notify the Security Trustee as soon as the Guarantor becomes aware of:

(a)	the occurrence of an Event of Default or a Potential Event of Default; or

(b)	any matter which indicates that an Event of Default or a Potential Event of Default may have occurred and is continuing;

and will thereafter keep the Security Trustee fully up-to-date with all developments.

11.10	Maintenance of status. The Guarantor will maintain its separate corporate existence under the laws of Ireland.

11.11	No disposal of assets, change of business. The Guarantor will not:

(a)
transfer, lease or otherwise dispose of all or a substantial part of its assets, whether by one transaction or a number of transactions, whether related or not except in the usual course of its trading operations; or

(b)	make any substantial change to the nature of its business from that existing at the date of this Guarantee.

11.12	No merger etc. The Guarantor shall not, and shall procure that none of its subsidiaries will, enter into any form of merger, sub-division, amalgamation or other reorganisation.

11.13
Chief Executive Office.  The Guarantor will maintain its chief executive office, and keep its corporate documents and records, at Arthur Cox Building, Earlsfort Centre, Earlsfort Terrace, Dublin 2, Ireland.

12	JUDGMENTS AND CURRENCY INDEMNITY

12.1
Judgments relating to Loan Agreement or Master Agreement.  This Guarantee shall cover any amount payable by the Borrowers under or in connection with any judgment relating to the Loan Agreement or the Master Agreement.

12.2	Currency indemnity. In addition, clause 21.4 (currency indemnity) of the Loan Agreement shall apply, with any necessary adaptations, in relation to this Guarantee.

13	SET-OFF

13.1	Application of credit balances. Each Creditor Party may without prior notice following the occurrence of an Event of Default which is continuing:

(a)
apply any balance (whether or not then due) which at any time stands to the credit of any account in the name of the Guarantor at any office in any country of that Creditor Party in or towards satisfaction of any sum then due from the Guarantor to that Creditor Party under this Guarantee; and

(b)	for that purpose:

(i)	break, or alter the maturity of, all or any part of a deposit of the Guarantor;

(ii)	convert or translate all or any part of a deposit or other credit balance into Dollars;

(iii)	enter into any other transaction or make any entry with regard to the credit balance which the Creditor Party concerned considers appropriate.

13.2
Existing rights unaffected.  No Creditor Party shall be obliged to exercise any of its rights under Clause 13.1; and those rights shall be without prejudice and in addition to any right of set-off, combination of accounts, charge, lien or other right or remedy to which a Creditor Party is entitled (whether under the general law or any document).

13.3
Sums deemed due to a Lender.  For the purposes of this Clause 13, a sum payable by the Guarantor to the Agent or the Security Trustee for distribution to, or for the account of, a Lender shall be treated as a sum due to that Lender; and each Lender's proportion of a sum so payable for distribution to, or for the account of, the Lenders shall be treated as a sum due to that Lender.

14	SUPPLEMENTAL

14.1	Continuing guarantee. This Guarantee shall remain in force as a continuing security at all times during the Security Period.

14.2
Rights cumulative, non-exclusive.  The Security Trustee's rights under and in connection with this Guarantee are cumulative, may be exercised as often as appears expedient and shall not be taken to exclude or limit any right or remedy conferred by law.

14.3
No impairment of rights under Guarantee.  If the Security Trustee omits to exercise, delays in exercising or invalidly exercises any of its rights under this Guarantee, that shall not impair that or any other right of the Security Trustee under this Guarantee.

14.4
Severability of provisions.  If any provision of this Guarantee is or subsequently becomes void, illegal, unenforceable or otherwise invalid, that shall not affect the validity, legality or enforceability of its other provisions.

14.5
Guarantee not affected by other security.  This Guarantee shall not impair, nor be impaired by, any other guarantee, any Security Interest or any right of set-off or netting or to combine accounts which the Security Trustee or any other Creditor Party may now or later hold in connection with the Loan Agreement or the Master Agreement.

14.6
Guarantor bound by Loan Agreement.  The Guarantor agrees with the Security Trustee to be bound by all provisions of the Loan Agreement which are applicable to the Security Parties in the same way as if those provisions had been set out (with any necessary modifications) in this Guarantee.

14.7
Applicability of provisions of Guarantee to other rights.  Clauses 3 and 17 shall also apply to any right of set-off or netting or to combine accounts which the Guarantor creates by an agreement entered into at the time of this Guarantee or at any later time (notwithstanding that the agreement does not include provisions similar to Clauses 3 and 17), being an agreement referring to this Guarantee.

14.8	Third party rights. A person who is not a party to this Guarantee has no right under the Contracts (Rights of Third Parties) Act 1999 to enforce or to enjoy the benefit of any term of this Guarantee.

15	ASSIGNMENT

15.1	Assignment by Security Trustee. The Security Trustee may assign its rights under and in connection with this Guarantee to the same extent as it may assign its rights under the Loan Agreement.

16	NOTICES

16.1	Notices to Guarantor. Any notice or demand to the Guarantor under or in connection with this Guarantee shall be given by letter or fax at:

Arthur Cox Building
Earlsfort Centre
Earlsfort Terrace
Dublin 2, Ireland

Fax No: + 353 1 618 0618

with a copy to:

c/o TBS Shipping Services Inc.
612 E. Grassy Sprain Road
Yonkers, NY 10710
USA

Fax No: + 1 914 961 5121

or to such other address which the Guarantor may notify to the Security Trustee.

16.2	Application of certain provisions of Loan Agreement. Clauses 28.3, 28.4 and 28.5 of the Loan Agreement apply to any notice or demand under or in connection with this Guarantee.

16.3	Validity of demands. A demand under this Guarantee shall be valid notwithstanding that it is served:

(a)	on the date on which the amount to which it relates is payable by the Borrowers under the Loan Agreement or, as the case may be, the Master Agreement;

(b)	at the same time as the service of a notice under clause 19.2 (events of default) of the Loan Agreement;

and a demand under this Guarantee may refer to all amounts payable under or in connection with the Loan Agreement and the Master Agreement without specifying a particular sum or aggregate sum.

16.4
Notices to Security Trustee.  Any notice to the Security Trustee under or in connection with this Guarantee shall be sent to the same address and in the same manner as notices to the Security Trustee under the Loan Agreement.

17	INVALIDITY OF LOAN AGREEMENT OR MASTER AGREEMENT

17.1	Invalidity of Loan Agreement. In the event of:

(a)
the Loan Agreement now being or later becoming, with immediate or retrospective effect, void, illegal, unenforceable or otherwise invalid for any other reason whatsoever, whether of a similar kind or not; or

(b)
without limiting the scope of paragraph (a), a bankruptcy of a Borrower, the introduction of any law or any other matter resulting in a Borrower being discharged from liability under the Loan Agreement, or the Loan Agreement ceasing to operate (for example, by interest ceasing to accrue);

this Guarantee shall cover any amount which would have been or become payable under or in connection with the Loan Agreement if the Loan Agreement had been and remained entirely valid, legal and enforceable, or that Borrower had not suffered bankruptcy, or any combination of such events or circumstances, as the case may be, and that Borrower had remained fully liable under it for liabilities whether invalidly incurred or validly incurred but subsequently retrospectively invalidated;  and references in this Guarantee to amounts payable by the Borrowers under or in connection with the Loan Agreement shall include references to any amount which would have so been or become payable as aforesaid.

17.2	Invalidity of Finance Documents. Clause 17.1 also applies to each of the other Finance Documents to which the Borrowers are a party.

18	GOVERNING LAW AND JURISDICTION

18.1	English law. This Guarantee and any non-contractual obligations arising out of or in connection with it shall be governed by, and construed in accordance with, English law.

18.2	Exclusive English jurisdiction. Subject to Clause 18.3, the courts of England shall have exclusive jurisdiction to settle any disputes which may arise out of or in connection with this Guarantee.

18.3	Choice of forum for the exclusive benefit of the Security Trustee. Clause 18.2 is for the exclusive benefit of the Security Trustee, which reserves the rights:

(a)
to commence proceedings in relation to any matter which arises out of or in connection with this Guarantee in the courts of any country other than England and which have or claim jurisdiction to that matter; and

(b)	to commence such proceedings in the courts of any such country or countries concurrently with or in addition to proceedings in England or without commencing proceedings in England.

The Guarantor shall not commence any proceedings in any country other than England in relation to a matter which arises out of or in connection with this Guarantee.

18.4
Process agent.  The Guarantor irrevocably appoints Curtis Davis Garrard LLP at its registered office for the time being, presently at Waterview House, Roundwood Avenue, Stockley Park, Uxbridge UB11 1AU, to act as its agent to receive and accept on its behalf any process or other document relating to any proceedings in the English courts which are connected with this Guarantee.

18.5
Creditor Parties' rights unaffected.  Nothing in this Clause 18 shall exclude or limit any right which any Creditor Party may have (whether under the law of any country, an international convention or otherwise) with regard to the bringing of proceedings, the service of process, the recognition or enforcement of a judgment or any similar or related matter in any jurisdiction.

18.6	Meaning of “proceedings”. In this Clause 18, “proceedings” means proceedings of any kind, including an application for a provisional or protective measure.

THIS GUARANTEE has been executed and delivered as a deed on the date stated at the beginning of this Guarantee.

 26329919 v4

EXECUTION PAGE

GUARANTOR

SIGNED and DELIVERED as a DEED	)
by: Christophil B. Costas	)	/s/ Christophil B. Costas
acting as lawfully appointed attorney of	)
TBS INTERNATIONAL PUBLIC	)
LIMITED COMPANY	)
in the presence of: Lorraine Brown	)	/s/ Lorraine Brown

SECURITY TRUSTEE

SIGNED by Graham Andren Stares	)	/s/ G A Stares
for and on behalf of	)
THE ROYAL BANK OF SCOTLAND plc	)
in the presence of: C.L. Patrick	)	/s/ C L Patrick